EXHIBIT E














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                AMERICAN COMMUNICATIONS SERVICES, INC.




                        STOCKHOLDERS AGREEMENT



                       Dated as of June 26, 1995

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                           TABLE OF CONTENTS
                        (Not Part of Agreement)


                                                            Page

                               ARTICLE I
                          Certain Definitions

     Affiliate . . . . . . . . . . . . . . . . . . . . . . .   2
     Agreement . . . . . . . . . . . . . . . . . . . . . . .   2
     Board of Directors. . . . . . . . . . . . . . . . . . .   3
     By-Laws . . . . . . . . . . . . . . . . . . . . . . . .   3
     Charter . . . . . . . . . . . . . . . . . . . . . . . .   3
     Closing Date. . . . . . . . . . . . . . . . . . . . . .   3
     Commission. . . . . . . . . . . . . . . . . . . . . . .   3
     Common Stock. . . . . . . . . . . . . . . . . . . . . .   3
     Exchange Act. . . . . . . . . . . . . . . . . . . . . .   3
     First Analysis Stockholders . . . . . . . . . . . . . .   3
     First Offer Price and Terms . . . . . . . . . . . . . .   3
     GAAP. . . . . . . . . . . . . . . . . . . . . . . . . .   3
     Huff. . . . . . . . . . . . . . . . . . . . . . . . . .   4
     ING . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     Investment Agreement. . . . . . . . . . . . . . . . . .   4
     Management Stockholders . . . . . . . . . . . . . . . .   4
     Notice of Intention . . . . . . . . . . . . . . . . . .   4
     Offered Shares. . . . . . . . . . . . . . . . . . . . .   4
     Offerees. . . . . . . . . . . . . . . . . . . . . . . .   4
     Permitted Transferee. . . . . . . . . . . . . . . . . .   4
     Person. . . . . . . . . . . . . . . . . . . . . . . . .   4
     Preferred Stock . . . . . . . . . . . . . . . . . . . .   4
     Preferred Stockholders. . . . . . . . . . . . . . . . .   4
     Public Offering . . . . . . . . . . . . . . . . . . . .   4
     Purchase Agreement. . . . . . . . . . . . . . . . . . .   4
     Qualifying Offering . . . . . . . . . . . . . . . . . .   4
     Registration Rights Agreement . . . . . . . . . . . . .   4
     Securities. . . . . . . . . . . . . . . . . . . . . . .   4
     Securities Act. . . . . . . . . . . . . . . . . . . . .   5
     Selling Stockholder . . . . . . . . . . . . . . . . . .   5
     Selling Stockholders. . . . . . . . . . . . . . . . . .   5
     Series A1 Investors . . . . . . . . . . . . . . . . . .   5
     Series A1 Preferred Stock . . . . . . . . . . . . . . .   5
     Series A1 Stockholders. . . . . . . . . . . . . . . . .   5
     Series B Preferred Stock. . . . . . . . . . . . . . . .   5
     Series B Stockholders . . . . . . . . . . . . . . . . .   5
     Stock . . . . . . . . . . . . . . . . . . . . . . . . .   5
     Stockholder . . . . . . . . . . . . . . . . . . . . . .   5
     Subsidiary. . . . . . . . . . . . . . . . . . . . . . .   5
     Transaction Documents . . . . . . . . . . . . . . . . .   5
     Voting Stock. . . . . . . . . . . . . . . . . . . . . .   6
     Voting Stockholder. . . . . . . . . . . . . . . . . . .   6



                              ARTICLE II
                              Management

     2.1.   Registration of Common Stock . . . . . . . . . .   6
     2.2.   No Conflict with Agreement . . . . . . . . . . .   6

                              ARTICLE III

     3.1.   [INTENTIONALLY OMITTED]. . . . . . . . . . . . .   6

                              ARTICLE IV
                          Transfers of Stock

     4.1.   Restrictions on Transfer . . . . . . . . . . . .   6
     4.2.   Exceptions to Restrictions . . . . . . . . . . .   7
     4.3.   Endorsement of Certificates. . . . . . . . . . .   8
     4.4.   Improper Transfer. . . . . . . . . . . . . . . .   8

                              ARTICLE V
                 Right of First Offer; Tag Along Sales

     5.1.   Transfers by a Stockholder . . . . . . . . . . .   9
     5.2.   Transfer of Offered Shares to Third Party. . . .  11
     5.3.   Purchase of Offered Shares . . . . . . . . . . .  11
     5.4.   Waiting Period with Respect to Subsequent
            Transfers. . . . . . . . . . . . . . . . . . . .  11
     5.5.   Legally Binding Obligation . . . . . . . . . . .  12
     5.6.   Right to Join in Sale. . . . . . . . . . . . . .  12
     5.7.   Take Along . . . . . . . . . . . . . . . . . . .  13

                              ARTICLE VI
                              Termination

     6.1.   Certain Terminations . . . . . . . . . . . . . .  14

                              ARTICLE VII
                             Miscellaneous

     7.1.   Successors and Assigns . . . . . . . . . . . . .  14
     7.2.   Amendment and Modification; Waiver of
            Compliance; Conflicts. . . . . . . . . . . . . .  15
     7.3.   Notices. . . . . . . . . . . . . . . . . . . . .  16
     7.4.   Entire Agreement . . . . . . . . . . . . . . . .  16
     7.5.   Injunctive Relief. . . . . . . . . . . . . . . .  17
     7.6.   Inspection . . . . . . . . . . . . . . . . . . .  17
     7.7.   Headings . . . . . . . . . . . . . . . . . . . .  17
     7.8.   Recapitalizations, Exchanges, Etc.,
            Affecting the Common Stock; New Issuances. . . .  17
     7.9.   Ratification of Prior Acts of Board of
            Directors of Company; Right to Negotiate . . . .  17
7.10.       LITIGATION . . . . . . . . . . . . . . . . . . .  18
     7.11.  No Strict Construction . . . . . . . . . . . . .  18
     7.12.  Counterparts . . . . . . . . . . . . . . . . . .  18
     7.13.  Termination of Previous Stockholder Agreement. .  18


                        STOCKHOLDERS AGREEMENT


     STOCKHOLDERS AGREEMENT, dated as of June 26, 1995, among AMERICAN COMMUNICATIONS SERVICES, INC., a Delaware corporation (the "Company"), the Series A-1 Stockholders (as hereinafter defined), the Series B Stockholders (as hereinafter defined) and the Management Stockholders (as hereinafter defined).

                         W I T N E S S E T H:

     WHEREAS, on the date hereof, the Company is authorized by its Charter (as hereinafter defined) to issue capital stock consisting of (i) 30,000,000 shares of Common Stock, par value $0.01 per share ("Common stock"); (ii) 186,664 shares of 9% Series A-1 Convertible Preferred Stock, par value $1.00 per share ("Series A-1 Preferred Stock"); (iii) 100,000 shares of 9% Series B-1 Convertible Preferred Stock, par value $1.00 per share ("Series B-1 Preferred Stock"); (iv) 102,500 shares of 9% Series B-2 Convertible Preferred Stock, par value $1.00 per share ("Series B-2 Preferred Stock"); (v) 25,000 shares of 9% Series B-3 Convertible Preferred Stock, par value $1.00 per share ("Series B-3 Preferred Stock"); and (vi) 50,000 shares of 9% Series B-4 Convertible Preferred Stock, par value $1.00 per share ("Series B-4 Preferred Stock") (the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, and Series B-4 Preferred Stock being hereinafter sometimes referred to as the "Series B Preferred Stock") (the Series A-1 Preferred Stock and the Series B Preferred Stock being hereinafter sometimes referred to as the "Preferred Stock") (the Common Stock and the Preferred Stock are sometimes hereinafter collectively referred to as the "Stock"); and (vii) 535,836 shares of undesignated preferred stock, par value $1.00 per share; and each of the classes of Stock has the respective voting powers, designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions set forth with respect thereto in such Charter; and

     WHEREAS, as of the date hereof and after giving effect to the transactions contemplated hereby, the Stockholders (as hereinafter defined) will beneficially own the shares of Stock and warrants, options, convertible securities or other rights to acquire shares of Stock as set forth in the Schedule 3.2.7 of the Purchase Agreement; and

     WHEREAS, pursuant to the Series B Preferred Stock and Warrant Purchase Agreement (the "Purchase Agreement"), of even date herewith, among the Company and the Series B Stockholders, the Series B Stockholders are acquiring shares of Series B Preferred Stock and warrants to purchase common stock; and

     WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to provide consistent and uniform management for the Company and desire to enter into this Agreement in order to effectuate that purpose and to set forth their respective rights and obligations in connection with their investment in the Company; and

     WHEREAS, the parties hereto also desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the shares of capital stock of the Company, including issued and outstanding shares of Common Stock and Preferred Stock that may be issued hereafter, and to provide for certain rights and obligations in respect thereto as hereinafter provided;

     WHEREAS, certain Stockholders are parties to a Letter Agreement regarding co-sale and first refusal rights, dated October 17, 1994, among the Company, the Management Stockholders and the Series A-1 Investors (as hereinafter defined) wish to terminate such Letter Agreement in favor of this Agreement in order to induce the Series B Stockholders to consummate the transaction contemplated by the Purchase Agreement and to fulfil a condition of Purchase Agreement; and

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:


                               ARTICLE I

                          Certain Definitions

     As used in this Agreement, the following terms shall have the following respective meanings:

     Affiliate shall mean with respect to any Person, (a) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (b) any partner of such Person, or (c) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above, or with respect to any Stockholder, the Company; provided, that any Affiliate of a corporation shall be deemed an Affiliate of such corporation's stockholders. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than 5% of the outstanding shares of Voting Stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     Agreement shall mean this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

     Board of Directors shall mean the Board of Directors of the Company, as duly constituted in accordance with this Agreement, or any committee thereof duly constituted in accordance with this Agreement, the By-laws and applicable law and duly authorized to make the relevant determination or take the relevant action. To the extent that the Board of Directors is required under this Agreement to authorize or approve, or make a determination in respect of a transaction between the Company, on the one hand, and a Stockholder, and/or a Stockholder's Affiliates, on the other hand, the Board of Directors shall be deemed to exclude such Stockholder, any of its Affiliates, and any of the directors, officers, employees, agents or representatives of such Stockholder and/or its Affiliates, who are members of the Board of Directors.

     By-Laws shall mean the By-Laws of the Company as amended and in effect on the date hereof, and as hereafter further amended or restated in accordance with the terms hereof and pursuant to applicable law.

     Charter shall mean the Certificate of Incorporation of the Company as in effect on the date hereof, including all certificates of designations of the Company, and as hereafter from time to time amended, restated, modified or supplemented in accordance with the terms hereof and pursuant to applicable law.

     Closing Date shall mean the date on which the transactions contemplated by the Purchase Agreement shall be consummated.

     Commission shall mean the Securities and Exchange Commission and any successor commission or agency having similar powers.

     Common Stock shall mean the Common Stock, par value $.01 per share, of the Company Exchange Act shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of such similar Federal statute.

     First Analysis Stockholders shall mean the Argentum Capital
Partners, L.P., Environmental Private Equity Fund II, L.P., Apex
Investment Fund I, L.P. the Apex Investment Fund II, L.P. and the
Productivity Fund II, L.P.

     First Offer Price and Terms shall have the meaning specified in Section 5.1(a).

     GAAP shall mean the generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

     Huff shall mean The Huff Alternative Income Fund, L.P.

     ING shall mean ING Equity Partners, L.P. I.

     Investment Agreement shall have the meaning specified in
Section 7.2(d).

     Management Stockholders shall mean Anthony J. Pompliano, Sr.
and Richard A. Kozak.

     Notice of Exercise shall have the meaning specified in
Section 5.1(b).

     Notice of Intention shall have the meaning specified in
Section 5.1(a).

     Offered Shares shall have the meaning specified in Section
5.1.

     Offerees shall have the meaning specified in Section 5.6(b).

     Permitted Transferee shall mean, (i) the Company and (ii) those Persons to whom transfers of Common Stock and Preferred
Stock are permitted to be made by them pursuant to Section 4.2 and Article V hereof.

     Person shall mean an individual or a corporation, association, partnership, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

     Preferred Stock shall mean the Series A-1 Preferred Stock and the Series B Preferred Stock.

     Preferred Stockholders shall mean the Series A-1
Stockholders and the Series B Stockholders.

     Public Offering shall mean a public offering and sale of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

     Purchase Agreement shall mean the Series B Preferred Stock and Warrant Purchase Agreement, of even date herewith, by and among the Company and the purchasers named therein.

     Qualifying Offering shall have the meaning set forth in the Charter.

     Registration Rights Agreement shall have the meaning specified in Section 5.1(a).

     Securities shall mean any Common Stock, Preferred Stock or other capital stock of the Company.

     Securities Act shall mean, as of any date, the Securities Act of 1933, as amended, or any similar federal statute then in effect, and in reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute and the rules and regulations thereunder.

     Selling Stockholder shall have the meaning specified in
Section 5.1(a).

     Selling Stockholders shall have the meaning specified in
Section 5.7.

     Series A-1 Investors shall mean The Huff Alternative Income Fund, L.P., the Apex Investment Fund I, L.P., the Apex Investment Fund II, L.P., the Productivity Fund II, L.P, Ethos Partners L.P., Zelus International Ltd., Global Opportunity Fund I Ltd., William G. Salatich and U.S. Signal Corporation.

     Series A-1 Preferred Stock shall mean the 9% Series A-1
Convertible Preferred Stock, par value $1.00 per share, of the Company.

     Series A-1 Stockholders shall mean the Series A-1 Investors,
Brad Peery Capital L.P., Brad Peery Capital International, and
Prime Management II, L.P.

     Series B Preferred Stock shall mean the 9% Series B
Convertible Preferred Stock, par value $1.00 per share, of the Company.

     Series B Stockholders shall mean the Purchasers, as defined in the Purchase Agreement.

     Stock shall mean the Common Stock and the Preferred Stock.

     Stockholder shall mean any of the Series A-1 Stockholders, the Series B Stockholders and the Management Stockholders, and any Permitted Transferee of any such Person who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof.

     Subsidiary shall mean as to any Person a corporation of which outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

     Transaction Documents shall mean this Agreement, the Purchase Agreement, the Registration Rights Agreement, the
Charter, the By-Laws, each of the agreements that are exhibits hereto and thereto, and all agreements, instruments and documents contemplated thereby.

     Voting Stock shall mean capital stock of the Company of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of corporate directors (or Persons performing similar functions), including without limitation, the Common Stock and the Preferred Stock.

     Voting Stockholder shall mean a Stockholder who holds Voting
Stock or retains, by proxy or otherwise, the power to vote Voting
Stock.


                              ARTICLE II

                              Management

     Section 2.1. Registration of Common Stock. In contemplation of a Public Offering of the Company's Common Stock, each Voting Stockholder shall, at a meeting convened for the purpose of amending the Charter, vote to increase the number of authorized shares of Common Stock and, if necessary, increase the number of issued and outstanding shares of Common Stock, whether by stock split, stock dividend or otherwise, or change in its par value, as recommended by a majority of the members of the Board of Directors in order to facilitate such Public Offering.

     Section 2.2. No Conflict with Agreement. Each Voting Stockholder shall vote his shares of Voting Stock, and shall take all actions necessary, to ensure that the Charter and By-Laws do not, at any time, conflict with the provisions of this Agreement.


                              ARTICLE III

     Section 3.1.  [INTENTIONALLY OMITTED]


                              ARTICLE VI

                          Transfers of Stock

     Section 4.1. Restrictions on Transfer. Each Stockholder agrees that such Stockholder will not, directly or indirectly, offer, sell, transfer, assign or otherwise dispose of (or make any exchange, gift, assignment or pledge of) (collectively, for purposes of Articles IV and V hereof only, a "transfer") any Stock except (a) as provided in Section 4.2; (b) in accordance with Article V; and (c) a conversion of Preferred Stock into Common Stock pursuant to the Charter. In addition to the other restrictions noted in this Article IV, each Stockholder agrees that it will not, directly or indirectly, transfer any of its Stock except as permitted under the Securities Act and other applicable securities laws.

     Section 4.2.  Exceptions to Restrictions.  The provisions of
Section 4.1 and Article V shall not apply to any of the following transfers:

          (a)  From any Stockholder that is a natural person to
     (i) such Stockholder's spouse or children or (ii) to any trust solely for such Stockholder's benefit or the benefit of such Stockholder's spouse or children; provided, that, in each case referred to above, such Stockholder acts as trustee and retains the sole power to direct the voting and disposition of such Securities; and provided, further that each such Person including any such trust (each a "Permitted Transferee") shall execute a counterpart of and become a party to this Agreement and shall agree in a writing in form and substance satisfactory to the Company to be bound and becomes bound by the terms of this Agreement as a Stockholder.

          (b) From any Stockholder to any Affiliate of the Company, or pursuant to a merger or consolidation involving the Company or a sale of all or substantially all of the outstanding shares of Common Stock.

          (c) Pursuant to a Public Offering or an open market sale following a Public Offering in accordance with Rule 144 of the Commission.

          (d) Pursuant to an offer from any Person to purchase securities of the Company from any and all Stockholders;
     provided, that, such offer is made on the same terms and conditions and is open on a pro rata basis to all stockholders.

          (e) From any Stockholder to an Affiliate of such Stockholder.

          (f)  From any Stockholder to another Stockholder.

          (g) With respect to Section 5.6 only, from ING, Huff, the First Analysis Stockholders or their respective Affiliates; provided, it is agreed by all of the parties hereto, that all provisions of Section 4.1 and Article V shall apply to any transfer from ING, Huff, the First Analysis Stockholders or their respective Affiliates, and that this Section 4.2(g) shall exempt transfers from ING, Huff, the First Analysis Stockholders or their respective Affiliates from Section 5.6 only and not from any other Section or Article of this Agreement.

     Section 4.3.  Endorsement of Certificates.

          (a) Upon the execution of this Agreement, in addition to any other legend which the Company may deem advisable under the Securities Act and certain state securities laws, all certificates representing shares of issued and outstanding Common Stock and Preferred Stock shall be endorsed at all times prior to a Qualifying Offering as follows:

               THIS CERTIFICATE IS SUBJECT TO, AND IS
          TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED JUNE 26, 1995, AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS. A COPY OF THE ABOVE REFERENCED AGREEMENTS ARE ON FILE AT THE OFFICE OF THE COMPANY AT 131 NATIONAL BUSINESS PARKWAY, SUITE 100, ANNAPOLIS JUNCTION, MD 20701 AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON REQUEST.

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

          (b) Except as otherwise expressly provided in this Agreement, all certificates representing shares of Stock hereafter issued to or acquired by any of the Stockholders or their successors hereto (including, without limitation, all certificates representing shares of Common Stock hereafter issued upon conversion of shares of Preferred Stock) shall bear the legends set forth above, and the shares of Stock represented by such certificates shall be subject to the applicable provisions of this Agreement. The obligations of each party hereto shall be binding upon each transferee to whom Stock is transferred by any party hereto, whether or not such transfer is permitted under the terms of this Agreement, except for transfers described in 4.2(c). Prior to consummation of any transfer, except for transfers described in 4.2(c), such party shall cause the transferee to execute an agreement in form and substance reasonably satisfactory to the other parties hereto, providing that such transferee shall full comply with the terms of this Agreement. Prompt notice shall be given to the Company and each Stockholder by the transferor of any transfer (whether or not to a Permitted Transferee) of any Stock.

     Section 4.4. Improper Transfer. Any attempt to transfer or encumber any shares of Stock not in accordance with this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted transfer to encumbrance in its stock records.

                               ARTICLE V

                         Right of First Offer;
                            Tag Along Sales

     Section 5.1.  Transfers by a Stockholder.

     (a) Except for sales of securities contemplated by the Registration Rights Agreement, dated the date hereof, among the Company, the Series B Stockholders and the other parties named therein (the "Registration Rights Agreement"), transfers permitted by Sections 4.1 and 4.2 and transactions subject to
Section 5.7, if at any time any Stockholder shall desire to sell any Stock owned by him or it (such Stockholder desiring to sell shares of such Stock being referred to herein as a "Selling Stockholder"), then such Selling Stockholder shall deliver written notice of its desire to sell such Stock (a "Notice of Intention"), accompanied by a copy of a proposal relating to such sale (the "Sale Proposal"), to each of the other Stockholders and to the Company, setting forth such Selling Stockholder's desire to make such sale, the number and class of shares of Stock proposed to be transferred (the "Offered Securities") and the price at which and terms on which such Selling Stockholder proposes to sell the Offered Securities (the "First Offer Price and Terms") and other terms applicable thereto.

     (b) Upon receipt of the Notice of Intention, the Company and the other Stockholders shall then have the right to purchase the First Offer Price and Terms and on the other terms specified in the Sale Proposal all or, subject to Section 5.1(d), any portion of the Offered Securities in the following order of priority: (i) if the Selling Stockholder is a Management Stockholder, the other Management Stockholders shall have the first right to purchase the Offered Securities pro rata among those Management Stockholders so electing on the basis of the respective number of shares of Common Stock owned or held as trustee by such Management Stockholders (or in such other proportions as such Management Stockholders may agree), and thereafter, the Preferred Stockholders shall have the right to purchase the Offered Securities pro rata among the Preferred Stockholders so electing to purchase on the basis of the respective numbers of shares of Stock (with Preferred Stock considered on an as if converted basis) owned by such Preferred Stockholders (or in such other proportion as such Preferred Stockholders may agree), and thereafter, the Company shall have the right to purchase the Offered Securities; (ii) if the Selling Stockholder is a Series A-1 Stockholder, the other Series A-1 Stockholders shall have the first right to purchase the Offered Securities pro rata among those of the Series A-1 Stockholders so electing on the basis of the respective numbers of shares of Stock (with Preferred Stock considered on an as if converted basis) owned by such Series A-1 Stockholders (or in such other proportion as such Series A-1 Stockholders may agree), and thereafter, the Series B Stockholders shall have the right to purchase the Offered Securities pro rata among the Series B Stockholders so electing to purchase on the basis of the respective numbers of shares of Stock (with Preferred Stock considered on an as if converted basis) owned by such Series B Stockholders (or in such other proportion as such Series B Stockholders may agree), and thereafter the Company shall have the right to purchase the Offered Securities; and (iii) if the Selling Stockholder is a Series B Stockholder, the other Series B Stockholders shall have the first right to purchase the Offered Securities pro rata among those of the Series B Stockholders so electing on the basis of the respective numbers of shares of Stock (with Preferred Stock considered on an as if converted basis) owned by such Series B Stockholders (or in such other proportion as such Series B Stockholders may agree), and thereafter, the Series A-1 Stockholders shall have the right to purchase the Offered Securities pro rata among the Series A-1 Stockholders so electing to purchase on the basis of the respective numbers of shares of Stock (with Preferred Stock considered on an as if converted basis) owned by such Series A-1 Stockholders (or in such other proportion as such Series A-1 Stockholders may agree), and thereafter, the Company shall have the right to purchase the Offered Securities. The rights of the Stockholders and the Company pursuant to this Section 5.1(b) shall be exercisable by the delivery of notice to the Selling Stockholder (the "Notice of Exercise"), within 30 calendar days from the date of delivery of the Notice of Intention. The Notice of Exercise shall state the total number of shares of the Offered Securities such Stockholder (or the Company) is willing to purchase without regard to whether or not other Stockholders purchase any shares of the Offered Securities. A copy of such Notice of Exercise shall also be delivered by each Stockholder to the Company and each other Stockholder. The rights of the Stockholders and the Company pursuant to this Section 5.1(b) shall terminate if unexercised 30 calendar days after the date of delivery of the Notice of Intention.

     (c) In the event that the Stockholders or the Company exercise their rights to purchase any or all of the Offered Securities in accordance with Section 5.1(b), then the Selling Stockholder must sell the Offered Securities to such Stockholders (or, as the case may be, the Company within 30 calendar days from the date of delivery of the Notice of Exercise received by the Selling Stockholder.

     (d)  Notwithstanding the foregoing provisions of this
Section 5.1, unless the Selling Stockholder shall have consented to the purchase of less than all of the Offered Securities, no Stockholder or Stockholders nor the Company may purchase any Offered Securities hereunder unless all of the Offered Securities are to be so purchased.

     (e) For purposes of this Article V, any Person who has failed to give notice of the election of any option hereunder within the specified time period will be deemed to have waived its rights on the day after the last day of such period.

     (f) Each Stockholder in its capacity only as a stockholder agrees and acknowledges that the Company may purchase or acquire Common Stock pursuant to Section 5.1(b) hereof, and approves such purchases and acquisitions, and waives any objection or claim relating thereto, whether against the Company, the Board of Directors or otherwise.

     Section 5.2. Transfer of Offered Shares to Third Party. If all notices required to be given pursuant to Section 5.1 have been duly given and the Stockholders and the Company do not exercise their respective options to purchase all of the Offered Securities at the First Offer Price and Terms and the Selling Stockholder does not desire to sell less than all the Offered Securities or if with the consent of the Selling Stockholder, the other Stockholders and the Company purchase less than all of the Offered Securities pursuant to the provisions hereof, then in either such event the Selling Stockholder shall have the right, subject to compliance by the Selling Stockholder with the provisions to Section 4.3(b) hereof, for a period of 180 calendar days from the earlier of (i) the expiration of the option period pursuant to Section 5.1 with respect to such Sale Proposal or
(ii) the date on which such Selling Stockholder receives notice from the other Stockholders and the Company that they will not exercise in whole or in part the options granted pursuant to
Section 5.1, to enter into an agreement to sell, or to sell, to any third party which is not an Affiliate of, or related to, the Selling Stockholder the Offered Securities remaining unsold at a price of not less than 90% of the First Offer Price and Terms, and on the other terms no less favorable (taken as a whole) to the purchaser than those specified in the Sale Proposal.

     Section 5.3. Purchase of Offered Shares. The consummation of any purchase and sale pursuant to Section 5.1 shall take place on such date, not later than 30 calendar days after the expiration of the option period pursuant to Section 5.1 with respect to such option, as the Selling Stockholder shall select. Prior to the consummation of any sale pursuant to Section 5.1, the Selling Stockholder shall comply with Section 4.3(b) hereof. Upon the consummation of any such purchase and sale, the Selling Stockholder shall deliver certificates evidencing the Offered Securities sold duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the purchaser duly executed by the Selling Stockholder free and clear of any liens, against delivery of the First Offer Price and Terms, payable in the manner specified in Section 5.1(a).

     Section 5.4. Waiting Period with Respect to Subsequent Transfers. In the event that the Stockholders and the Company do not exercise their options to purchase all of the Offered Securities, and the Selling Stockholder shall not have sold the remaining Offered Securities to a third party for any reason before the expiration, as applicable, of the 180-day period described in Section 5.2, then such Selling Stockholder shall not give another Notice of Intention pursuant to Section 5.1 for a period of 90 calendar days after the last day of such 180-day period.

     Section 5.5.  Legally Binding Obligation.  Subject to
Section 5.1(a), making a written offer, giving or failing to give written notice within the stated period, accepting an offer or making a decision or election, in each case as provided in
Section 5.1 or 5.2, shall create a legally binding obligation to buy or sell, or a legally binding obligation to refrain from buying or selling, or a legally binding waiver of the right to buy or sell, as the case may be, the subject Common Stock as provided in such Section 5.1 or 5.2.

     Section 5.6.  Right to Join in Sale.

     (a) Anything in this Agreement to the contrary notwithstanding, if any Stockholder or group of Stockholders proposes, other than transfers to a Permitted Transferee pursuant to Section 4.2 (except for Section 4.2(b)), transactions subject to Section 5.7 and transfers by any of ING, Huff, the First Analysis Stockholders or their respective Affiliates or Permitted Transferees, to sell, dispose of or otherwise transfer any Stock (each a "Disposing Stockholder"), such person or group shall refrain from effecting such transaction unless, prior to the consummation thereof, each other Stockholder shall have been afforded the opportunity to join in such sale of Common Stock on a pro rata basis, as hereinafter provided.

     (b) Prior to consummation of any proposed sale, disposition or transfer of shares of Stock described in Section 5.6(a), the Disposing Stockholder shall cause the person or group that proposes to acquire such shares (the "Proposed Purchaser") to offer (the "Purchase Offer") in writing to each other Stockholder (collectively, the "Offerees") to purchase shares of Stock owned by such Stockholder (regardless of whether the shares of Stock proposed to be sold by the Disposing Stockholders are the same class as the shares of Stock owned by such Stockholders), such that the number of shares of such Stock so offered to be purchased from such Stockholder shall be equal to the product obtained by multiplying the total number of shares of such Stock then owned by such Stockholder by a fraction, the numerator of which is the aggregate number of shares of Stock proposed to be purchased by the Proposed Purchaser from all Stockholders (including the Disposing Stockholder or Stockholders) and the denominator of which is the aggregate number of shares of Stock then owned by all of the Offerees and the Disposing Stockholder, in all cases considering Preferred Stock on an as if converted basis. Such purchase shall be made at the highest price per share and on such other terms and conditions as the Proposed Purchaser has offered to purchase shares of Stock to be sold by the Disposing Stockholder or Stockholders, in all cases considering Preferred Stock on an as if converted basis. Each Stockholder shall have 20 calendar days from the date of receipt of the Purchase Offer in which to accept such Purchase Offer, and the closing of such purchase shall occur within 30 calendar days after such acceptance or at such other time as such Stockholder and the Proposed Purchaser may agree. The number of shares of Stock to be sold to the Proposed Purchaser by the Disposing Stockholder or Stockholders shall be reduced by the aggregate number of shares of Stock purchased by the Proposed Purchaser from the other Stockholders pursuant to the acceptance by them of Purchase Offers in accordance with the provisions of this Section 5.6(b), considering Preferred Stock on an as if converted basis. In the event that a sale or other transfer subject to this
Section 5.6 is to be made to a Proposed Purchaser who is not a Stockholder, the Disposing Stockholder shall notify the Proposed Purchaser that the sale or other transfer is subject to this
Section 5.6 and shall ensure that no sale or other transfer is consummated without the Proposed Purchaser first complying with this Section 5.6. It shall be the responsibility of each Disposing Stockholder to determine whether any transaction to which it is a party is subject to this Section 5.6.

     Section 5.7. Take Along. If at any time holders of at least two-thirds of the Series B Preferred Stock and holders of at least two-thirds of Series A-1 Preferred Stock (such Series A-1 Stockholders and Series B Stockholders being referred to in this Section 5.7 as the "Selling Stockholders") shall determine to sell or exchange (in a business combination or otherwise) two-thirds or more of their aggregate shares of Stock (considering Preferred Stock on an as if converted basis) in a bona fide arm's-length transaction to a third party in which the same price per share shall be payable in respect of all shares of any class of the Stock (considering Preferred Stock on an as if converted basis), then, upon the written request of such Selling Stockholders, each other Stockholder shall be obligated to, and shall, if so requested by such third party, (a) sell, transfer and deliver or cause to be sold, transferred and delivered to such third party, all shares of Stock owned by them at the same price per share and on the same terms as are applicable to the Selling Stockholders (considering Preferred Stock on an as if converted basis), and (b) if stockholder approval of the transaction is required, vote his, her or its shares of Voting Stock in favor thereof. The provisions of Sections 5.1 through 5.4, inclusive, and Section 5.6 shall not apply to any transactions to which this Section 5.7 applies.




                              ARTICLE VI

                              Termination

     Section 6.1.  Certain Terminations.

     (a) The provisions of Articles II, III, IV and V shall terminate on the date on which any of the following events first occurs: (i) a Qualifying Offering, (ii) a merger or consolidation of the Company with or into another Person that is being not an Affiliate of the Company, as a result of which the Stockholders own less than 51% of the outstanding shares of Voting Stock of the surviving or resulting corporation, or (iii) ten years from the date of this Agreement; provided that the provisions of Section 2.2 shall not terminate until all accumulated or declared dividends with respect to all of the Preferred Stock are paid in full and all amounts under any notes issued pursuant to the terms of the Charter are paid in full.

     (b) Notwithstanding the foregoing, this Agreement shall in any event terminate with respect to any Stockholder when such Stockholder no longer owns any Stock or warrants or options to acquire Stock and no longer is due dividends with respect to Preferred Stock or amounts under any notes issued pursuant to the terms of the Charter, and shall terminate with respect to all Stockholders upon the written consent of Huff and ING.


                           ARTICLE VII

                             Miscellaneous

     Section 7.1. Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. No Stockholder may assign any of its rights hereunder to any Person other than a transferee that has complied with the requirements of Sections 4.2 and 5.3 (if applicable) as provided therein in all respects. The Company may not assign any of its rights hereunder to any Person other than its rights hereunder to any Person other than an Affiliate of the Company. If any transferee of any Stockholder shall acquire any Securities, in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

     Section 6.2.  Amendment and Modification; Waiver of
Compliance; Conflicts.

     (a) This Agreement may be amended only by a written instrument duly executed by (i) the holders of a majority of the shares of the Series A-1 Preferred Stock, (ii) the holders of a majority of the shares of the Series B Preferred Stock, and (iii) to the extent that such proposed amendment would materially and adversely affect the rights of the Management Stockholders under this Agreement as a group, the holders of a majority of the shares of Voting Stock owned by the Management Stockholders (it being understood that any change requested by the managing underwriter in a public offering would not be deemed to materially and adversely affect the rights of the Management Stockholders). In the event of the amendment or modification of this Agreement in accordance with its terms, the Stockholders shall cause the Board of Directors of the Company to meet within 30 calendar days following such amendment or modification or as soon thereafter as is practicable for the purpose of adopting any amendment to the Charter and By-Laws of the Company that may be required as a result of such amendment or modification to this Agreement, and, if required, proposing such amendments to the Stockholders entitled to vote thereon, and the Stockholders agree to vote in favor of such amendments.

     (b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     (c) In addition to the provisions of Section 7.2(b), any failure of the Company to comply with any obligation, covenant, agreement or condition herein may be waived by a written instrument duly executed by (i) the holders of a majority of the shares of the Series A-1 Preferred Stock and (ii) the holders of a majority of the shares of the Series B Preferred Stock, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     (d) Notwithstanding the foregoing or any other provision of this Agreement, the Company may create and issue any securities that are pari passu or junior to the Series A-1 Preferred Stock and the Series B Preferred Stock if the securities are issued at a conversion price or an all-in effective price which is equal to or greater than $2.50 (as appropriately adjusted to reflect all Recapitalization Events, as defined in the Charter, occurring after the date hereof) per common share equivalent and equal to or greater than the price which a reputable investment banking firm acceptable to the board of directors of the Company opines would be at least the minimum price which would be fair from a financial point of view to the Company and its stockholders in the context of the transaction. In connection with the creation or issuance of any such securities, the parties agree to cooperate fully to enable the Company to effect such creation or issuance, including, without limitation, by voting in favor thereof in connection with any amendment of the Certificate of Designations required for such creation and issuance, by exchanging the shares of Preferred Stock held by each such party (including securities issued upon conversion or exchange thereof) for new securities containing substantially the same terms as such shares of Preferred Stock and by amending this Agreement as required for such creation and issuance (as long as such amendment affects all parties, other than the Company, similarly).

     Section 7.3. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent by first class mail), or first class mail, or other similar means of communication, as follows:

          (i)  If to ING, addressed to ING Equity Partners, L.P.,
     135 East 57th Street, 9th Floor, New York, New York 10022,
     Attention: Olivier L. Trouveroy;

         (ii)  If to the Company, addressed to American
     Communications Services, Inc., 131 National Business
     Parkway, Suite 100, Annapolis Junction, MD 20701, Attention:
     Richard A. Kozak; or

        (iii) If to a Stockholder other than ING, to the address of such Stockholder set forth in the stock records of the Company;

or, in each case, to such other address or telex or telecopy number as such party may designate in writing to each Stockholder and the Company by written notice given in the manner specified herein.

     All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by telex
(answer back received) or telecopy, or five business days after being so mailed.

     Section 7.4. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to its subject matter and supersedes all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter. The Company represents to the Stockholders that the rights granted to the holders hereunder do not in any way conflict with and are not inconsistent with the rights granted or obligations accepted under any other agreement (including the Charter) to which the Company is a party.

     Section 7.5. Injunctive Relief. The Stockholders acknowledge and agree that a violation of any of the terms of this Agreement will cause the Stockholders irreparable injury for which an adequate remedy at law is not available. Therefore, the Stockholders agree that each Stockholder shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any Stockholder from committing any violations of the provisions of this Agreement.

     Section 7.6. Inspection. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Stockholder at the principal executive offices of the Company.

     Section 7.7. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 7.8. Recapitalizations, Exchanges, Etc., Affecting the Common Stock; New Issuances. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Stock and the Preferred Stock and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity or debt securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

     Section 7.9. Ratification of Prior Acts of Board of Directors of Company; Right to Negotiate. Each of the Stockholders hereby adopts, ratifies and confirms all of the actions heretofore taken by the Board of Directors in all respects, including, without limitation, in respect of the Purchase Agreement and the transactions contemplated thereby. Nothing in this Agreement (apart from Article V hereof) shall be deemed to restrict or prohibit the Company from purchasing Stock from any Stockholder at any time upon such terms and conditions and at such price as may be mutually agreed upon between the Company and such Stockholder, whether or not at the time of such purchase, circumstances exist which specifically grant the Company the right to purchase, or such Stockholder the right to sell, Stock pursuant to the terms of this Agreement.

     Section 7.10. LITIGATION. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. EACH PARTY AGREES THAT JURISDICTION AND VENUE WILL BE PROPER IN THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 7.10 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

     Section 7.11. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

     Section 7.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 7.13. Termination of Previous Stockholder Agreement. Each of the Series A-1 Investors, the Management Stockholders and the Company acknowledges and accepts that the Letter Agreement regarding co-sale and first refusal rights, dated October 17, 1994, among the Company, the Management Stockholders and the Series A-1 Stockholders is hereby terminated and shall cease to be of any force or effect.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

                         AMERICAN COMMUNICATIONS SERVICES, INC.


                         By:  /s/ Richard A. Kozak
                              Richard A. Kozak - President & COO


                         STOCKHOLDERS:

                         ING EQUITY PARTNERS, L.P.I.

                              By:  LEXINGTON PARTNERS, L.P.
                                   its general partner


                              By:  LEXINGTON PARTNERS, INC.
                                   its general partner


                              By:  /s/ Olivier L. Trouveroy
                              Name:  Olivier L. Trouveroy
                              Title:  Managing Director



                         THE HUFF ALTERNATIVE INCOME FUND, L.P.

                              By:  WRH PARTNERS, L.L.C.
                                   general manager


                              By:  PALADIN COURT CO., INC.
                                   general manager


                              By:  *____________________________
                                        William R. Huff
                                        President

                                   */s/ Joseph R. Thornton
                                   Joseph R. Thornton
                                   Attorney in Fact



                         APEX INVESTMENT FUND I, L.P.

                         By:  APEX MANAGEMENT PARTNERSHIP, L.P.,
                              general partner


                              By:  /s/George M. Middlemas
                              Name:  George M. Middlemas
                              Title:  General Partner



                         APEX INVESTMENT FUND II, L.P.

                         By:  APEX MANAGEMENT PARTNERSHIP, L.P.,
                              general partner



                              By:  /s/ George M. Middlemas
                              Name:  George M. Middlemas
                              Title:  General Partner



                         THE PRODUCTIVITY FUND II, L.P.

                              By:  FIRST ANALYSIS MANAGEMENT
                                   COMPANY II, general partner


                              By:  FIRST ANALYSIS CORPORATION,
                                   general partner


                                   By:  /s/ Steve F. Bouck
                                   Name:  Steve F. Bouck
                                   Title: Executive Vice
                                          President


                                   ________________________
                                   Anthony J. Pompliano, Sr.


                                   ________________________
                                   Richard A. Kozak



                                        STOCKHOLDERS AGREEMENT


                         APEX INVESTMENT FUND I, L.P.

                              By:  APEX MANAGEMENT PARTNERSHIP,
                                   L.P.,
                                   general partner

                              By:  First Analysis Corporation
                                   general partner

                                   By:
          Name:
                                   Title:




                         APEX INVESTMENT FUND II, L.P.

                              By:  APEX MANAGEMENT PARTNERSHIP,
                                   L.P., general partner

                              By:  First Analysis Corporation
                                   general partner


                                   By:
                                   Name:
                                   Title:



                         THE PRODUCTIVITY FUND II, L.P.

                              By:  FIRST ANALYSIS MANAGEMENT
                                   COMPANY II, general partner


                              By:  FIRST ANALYSIS CORPORATION,
                                   general partner


                                   By:
          Name:
                                   Title:



                         ARGENTUM CAPITAL PARTNERS, L.P.

                         By:  BR Associates, Inc.,
                              general partner

                         By:  /s/ Daniel Raynor
                         Name:  Daniel Raynor
                         Title: Chairman



                         ETHOS PARTNERS, L.P.


                              By:  ____________________________
                              Name:
                              Title:



                         ZELUS INTERNATIONAL LTD.


                              By:  ___________________________
                              Name:
                              Title:



                         GLOBAL OPPORTUNITY FUND I LTD.


                              By:  ___________________________
                              Name:
                              Title:



                              /s/ William G. Salatich
                              William G. Salatich


                         U.S. SIGNAL CORPORATION


                              By:  ____________________________
                              Name:
                              Title:


                         ETHOS PARTNERS, L.P.


                              By:  ______________________________
                              Name:
                              Title:



                         ZELUS INTERNATIONAL LTD.


                              By:  _________________________
                              Name:
                              Title:



                         GLOBAL OPPORTUNITY FUND I LTD.


                              By:  _____________________________
                              Name:
                              Title:



                         _____________________________________
                                   William G. Salatich


                         U.S. SIGNAL CORPORATION


                              By:  /s/ Richard Postma
                              Name:    Richard Postma
                              Title:  Ass't Secretary




                                        STOCKHOLDERS AGREEMENT


                         ENVIRONMENTAL PRIVATE EQUITY
                         FUND II, L.P.


                         By:  Environmental Private Equity
                              Management II, L.P.,
                              its general partner

                         By:  First Analysis EPEF Management
                                Company II, general partner


                         By:  First Analysis Corporation,
                                general partner

                         By:  /s/ F. Oliver Nicklin, Jr.
                         Name:  F. Oliver Nicklin, Jr.
                         Title: President


                         __________________________
                         Anthony J. Pompliano, Sr.


                         __________________________
                         Richard A. Kozak



                         ETHOS PARTNERS, L.P.


                              By:  ______________________________
                              Name:
                              Title:



                         ZELUS INTERNATIONAL LTD.


                         By:  __________________________
                         Name:




                         BRAD PEERY CAPITAL, L.P.

                              By:  /s/ Brad Peery
                                   general partner


                              By:  /s/ Brad Peery Capital Inc.
                              Name:  Brad Peery Capital Inc.
                              Title:  General Partner




                         BRAD PEERY CAPITAL INTERNATIONAL

                              By:  /s/ Brad Peery
                              Name:  Brad Peery
                              Title: Investment Advisor



                         PRIME MANAGEMENT II, L.P.


                              By:  _____________________
                                   general partner


                                   By:
                                   Name:
                                   Title:



                         BRAD PEERY CAPITAL, L.P.

                              By:  _______________________
                                   general partner


                              By:  __________________________
                              Name:
                              Title:



                         BRAD PERRY CAPITAL INTERNATIONAL



                              By:  _________________________
                              Name:
                              Title:



                         PRIME MANAGEMENT II, L.P.


                              By:  /s/ William P. Glasgow
                                   general partner


                                   By:
                                   Name:  William Glasgow
                                   Title: Senior Vice-President



                         BRAD PEERY CAPITAL, L.P.

                              By:  ________________________
                                   general partner


                              By:  _________________________
                              Name:  Brad Peery Capital Inc.
                              Title:  General Partner




                         BRAD PERRY CAPITAL INTERNATIONAL



                              By:  ______________________________
                              Name:  Brad Peery
                              Title: Investment Advisor



                         PRIME MANAGEMENT II, L.P.


                              By:  ___________________________
                                   general partner


                                   By:
                                   Name:
                                   Title:



                                   /s/ Ricahrd I. Tyner
                                   Richard T. Tyner


                                        STOCKHOLDERS AGREEMENT


                         DELAWARE CHARTER GUARANTEE & TRUST CO.
                         CUSTODIAN FOR MARK B. CHASIN IRA:


                         /s/ Mark B. Chasin, Self Directed Plan
                         Mark B. Chasin
                         Self-Directed Plan



                                        STOCKHOLDERS AGREEMENT


                         ZACHARY GREEN UNYGTMA:

                         By:  Alan Green,
                              Custodian

                         /s/ Alan Green
                         Alan Green



                                        STOCKHOLDERS AGREEMENT

                         GABRIELLE GREEN UNYGTMA:

                         By:  Alan Green,
                              Custodian

                         /s/ Alan Green
                         Alan Green



                                        STOCKHOLDERS AGREEMENT

                         /s/ Alan Green
                         Alan Green



                                        STOCKHOLDERS AGREEMENT


                         /s/ Christpoher Green
                         Christopher Green



                                        STOCKHOLDERS AGREEMENT


                         /s/ Jennifer Green
                         Jennifer Green




                                        STOCKHOLDERS AGREEMENT

                         /s/ Barry Yampol
                         Barry Yampol


                                        STOCKHOLDERS AGREEMENT

                         /s/William R. Huff
                         William R. Huff



                                        STOCKHOLDERS AGREEMENT

                         /s/ Cathy Markey Huff
                         Cathy Markey Ruff


                                        STOCKHOLDERS AGREEMENT

                         /s/ Christopher L. Rafferty
                         Christopher L. Rafferty